SUBSCRIPTION AGREEMENT

Class I Shares of

Russell Investments Strategic Credit Fund

January 15, 2025

Russell Investments Strategic Credit Fund

1301 Second Avenue, 18th Floor

Seattle, WA 98101

Russell Investments Strategic Credit Fund:

The undersigned hereby subscribes to 10,000 shares of Class I shares of Russell Investments Strategic Credit Fund (the “New Fund”). Each share of the New Fund shall have a par value of $0.01 per share and a price equal to $10 per share.

The undersigned represents that it is acquiring these shares for investment purposes only and not with a view to reselling or otherwise redistributing the same.

In consideration for your acceptance of the foregoing subscription, the undersigned hereby delivers to you $100,000 in full and complete payment.

Dated: January 15, 2025	RUSSELL INVESTMENT
MANAGEMENT, LLC

	By:	/s/ Katherine El-Hillow
Katherine El-Hillow
President

Acknowledged and Accepted:

RUSSELL INVESTMENTS STRATEGIC CREDIT FUND

By:	/s/ Kari Seabrands
Kari Seabrands
Treasurer and Chief Accounting Officer

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